EXHIBIT 10.1

PRV Transfer Agreement

by and between

Biohaven Pharmaceutical Holding Ltd

and

GW Research, Ltd.

March 15, 2019

200317725 v5

NY: 1171661-7

PRV Transfer Agreement

This PRV Transfer Agreement (this “Agreement”) is made and entered into as of March 15, 2019 (the “Effective Date”), by and between Biohaven Pharmaceutical Holding Ltd, including its Affiliates (collectively “Buyer”) and GW Research, Ltd., including its Affiliates (collectively, “Seller”).  Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Seller is the holder of all right, title and interest in and to the Priority Review Voucher (as defined below).

Whereas, Seller and Buyer each (a) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Transferred Rights (as defined below), all on the terms set forth herein (such transaction, the “PRV Transfer”) and (b), in furtherance thereof, have duly authorized, approved and executed this Agreement and the other transactions contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below).

Whereas, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the PRV Transfer as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1Certain Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

(a)“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date.  A Person shall be deemed to “control” another Person if it: (i) with respect to such other Person that is a corporation, owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person, or, with respect to such other Person that is not a corporation, has other comparable ownership interest; or (ii) has the power, whether pursuant to Contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(b)“Alternative Transaction” means, other than the transactions contemplated by this Agreement, any sale, assignment, transfer or encumbrance, whether by option, agreement, understanding or other arrangement, of any right, title, or interest in and to the Transferred Rights.

(c) “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York.

(d)“Confidential Information” means (i) any and all confidential and proprietary information, including, data, results, conclusions, know-how, experience, financial information, plans and forecasts, that may be delivered, made available, disclosed or communicated by a Party or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives, related to the subject matter hereof or otherwise in connection with this Agreement and (ii) the terms, conditions and existence of this Agreement, including the negotiations between the Parties. “Confidential Information” will not include information that (A) at the time of disclosure, is generally available to the public, (B) after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information, (C) becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or (D) was developed by or for the recipient of such information without the use of or reference to any of the Confidential Information of the disclosing Party or its Affiliates, as evidenced by the recipient’s contemporaneous written records.  Notwithstanding anything herein to the contrary, all Confidential Information included within the Transferred Rights shall constitute Confidential Information of the Buyer from and after the Closing Date.

(e)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(f)“Damages” means all losses, Liabilities, damages, settlements, claims, causes of action, Orders, awards, suits, taxes, fines, penalties, costs or expenses (including reasonable attorneys’ and experts’ fees and expenses).

(g)“Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, lease, security interest, encumbrance, adverse claim, interference or restriction on use or transfer.

(h)“Excluded Liabilities” has the meaning set forth in Section 2.1(b).

(i)“FDA” means the United States Food and Drug Administration.

(j)“FDA Notification Package” means, collectively, executed versions of the joint FDA notification cover letter, Seller transfer acknowledgement letter and Buyer transfer acknowledgment letter in the forms set forth in Exhibits C-1, C-2, and C-3, respectively, and, with respect to such joint FDA notification cover letter as set forth in Exhibit C-1, any other documentation referred to therein as being attached thereto, in each case, with respect to the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA jointly by Buyer and Seller pursuant to Section 3.2(c).

(k)“FDC Act” means the United States Federal Food, Drug, and Cosmetic Act, 21 USC 301, et seq. as amended, and including any rules, regulations and requirements promulgated thereunder.

(l)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self‑regulatory organization or any quasi‑governmental or private body exercising any regulatory, taxing or other governmental or quasi‑governmental authority.

(m)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and including any rules, regulations and requirements promulgated thereunder.

(n)“Knowledge” means, with respect to Seller, the actual knowledge of Justin Gover, Chief Executive Officer of GW Pharmaceuticals, plc, Scott Giacobello, Chief Financial Officer of GW Pharmaceuticals, plc, Adam George, Director of GW Research, Ltd. and Dr. Volker Knappertz, Chief Medical Officer of GW Pharmaceuticals, plc, each after performing a reasonable inquiry.

(o)“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to Seller, any responsibilities, requirements, obligations, parameters and conditions relating to the Priority Review Voucher set forth in (i) the NDA Approval Letter, (ii) any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher, (iii) Section 529 of the FDC Act (21 USC 360ff), or (iv) the November 17, 2014 FDA draft guidance document, “Rare Pediatric Disease Priority Review Vouchers, Guidance for Industry.”

(p)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or Order and those arising under any Contract.

(q)“NDA Approval Letter” means the New Drug Application (“NDA”) approval letter dated June 25, 2018 from the Department of Health and Human Services to Seller, Reference ID: 4282447, regarding NDA 210365 for Epidiolex® (cannabidiol) 100 mg/mL oral solution for the treatment of seizures associated with Lennox-Gastaut syndrome or Dravet syndrome in patients two years of age and older, and granting the Priority Review Voucher. A copy of the NDA Approval Letter is attached hereto as Exhibit A.

(r)“Notice of Intent to Use” means notification to the FDA not later than ninety (90) days prior to the submission of a human drug application as defined in section 735(1) of the FDC Act (21 U.S.C. 379g(1)) of the intent to use a Priority Review Voucher for the human drug application, as described in section 529(b)(4) of the FDC Act (21 U.S.C. § 360ff(b)(4)).

(s) “Order” means any order, decree, edict, injunction, writ, award or judgment of any Governmental Entity.

(t)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(u) “Priority Review” means review and action by the FDA on a human drug application not later than six months after receipt by the FDA of such application, as defined in Section 529(a)(1) of the FDC Act.

(v)“Priority Review Fee” has the meaning set forth in Section 12.3.

(w)“Priority Review Voucher” means the priority review voucher issued by the United States Department of Health and Human Services to Seller, as the sponsor of a rare pediatric disease product application, and assigned tracking number PRV NDA 210365, that entitles the holder of such voucher to Priority Review of a single human drug application submitted under section 505(b)(1) of the FDC Act or Section 3511(a) of the United States Public Health Service Act, as further defined in section 529(a)(2) of the FDC Act (21 USC 360ff(a)(2)), as evidenced by the NDA Approval Letter.

(x)“Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation, proceeding or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(y)“Purchase Price” has the meaning set forth in Section 2.2.

(z)“Regulatory Change” means any (i) new Legal Requirement, amendment, or supplement to any then-existing Legal Requirement, or (ii) new, amended, or supplemented term or condition imposed on the Priority Review Voucher that is not set forth in the NDA Approval Letter, that in either case of (i) or (ii) has been enacted, adopted, approved or imposed between the Effective Date and the Closing Date and adversely impacts the manner in which Buyer may use, receive, hold, transfer or otherwise exploit the Priority Review Voucher.

(aa)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(bb)“Third Party” means any Person other than a Party and such Party’s Affiliates.

(cc)“Transferred Rights” means (i) the Priority Review Voucher, and (ii) any and all rights, benefits and entitlements afforded to the holder of the Priority Review Voucher.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE II
PURCHASE AND SALE

2.1Purchase and Sale; No Assumed Liabilities.

(a)Upon the terms and subject to the conditions of this Agreement, at and as of the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey, assign and deliver to Buyer, at the Closing, all of the Transferred Rights, in each case free and clear of all Encumbrances.

(b)Buyer shall not assume or be liable for any Liabilities of Seller or its Affiliates (fixed, contingent or otherwise, and whether or not accrued) in connection with the PRV Transfer (such Liabilities, “Excluded Liabilities”).

2.2Purchase Price.  The total consideration to be paid by Buyer at the Closing for all of the Transferred Rights shall be ONE HUNDRED FIVE MILLION U.S. DOLLARS (U.S. $105,000,000.00) (the “Purchase Price”).

2.3Method of Payment.  All payments to Seller shall be made in cash by wire transfer of immediately available funds to a bank account specified by Seller in writing to Buyer at least three (3) Business Days prior to the applicable payment date.

ARTICLE III
CLOSING

3.1Closing.  The consummation of the PRV Transfer contemplated by this Agreement (the “Closing”) shall be conducted telephonically and/or via email or other similar means of correspondence on the third (3rd) Business Day after all of the conditions set forth in ARTICLE VII have been satisfied or waived (other than those conditions to be satisfied only by the delivery of certificates or other documents at the Closing, but subject to satisfaction or waiver of such condition) or such other date as may be mutually agreed upon by Buyer and Seller. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

3.2Transactions to be Effected at Closing.

(a)At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)	the item referred to in Section 7.2(c), appropriately executed;
(ii)	a duly executed Bill of Sale, substantially in the form attached hereto as Exhibit B (the “Bill of Sale”); and
(iii)

a copy of the joint FDA notification cover letter and the Seller transfer acknowledgement letter for inclusion in the FDA Notification Package, which FDA cover letter and Seller transfer acknowledgement letter shall be in the form of Exhibit C-1 and Exhibit C-2, respectively, or such other form as the FDA may require as of the Closing Date.

(b)At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)	the item referred to in Section 7.3(c), appropriately executed;
(ii)	a duly executed Bill of Sale;
(iii)

payment of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to Buyer, such designation to occur at least three (3) Business Days prior to the Closing Date; and

(iv)

a copy of the joint FDA notification cover letter and the Buyer transfer acknowledgement letter for inclusion in the FDA Notification Package, which FDA cover letter and Buyer transfer acknowledgement letter shall be in the form attached hereto as Exhibit C-1 and Exhibit C-3, respectively, or such other form as the FDA may require as of the Closing Date.

(c)On the Closing Date, Buyer and Seller shall submit the fully executed FDA Notification Package to the FDA.

3.3Title Passage; Notification.

(a)Title Passage. Upon the Closing, all of the right, title and interest of Seller in and to the Transferred Rights shall pass to Buyer.

(b)Filings; Notifications. Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Transferred Rights.

ARTICLE IV
PRE-CLOSING NOTIFICATION OF INTENT TO USE THE PRIORITY REVIEW VOUCHER

4.1Pre-Closing Notification.  Buyer may, on or after the Effective Date and prior to Closing, submit a Notice of Intent to Use the Priority Review Voucher substantially in the form attached hereto as Exhibit F to the FDA of its intent to use the Priority Review Voucher to obtain Priority Review of a human drug application of Buyer’s choice in accordance with the applicable provisions of the FDC Act and the Priority Review Voucher (a “Pre-Closing PRV Notice”).

(a)Upon the Effective Date, Seller shall deliver, or cause to be delivered, to Buyer a letter, substantially in the form set forth on Exhibit D hereto and duly executed by Seller, addressed to the FDA confirming the Parties’ agreement, subject to approval under the HSR Act, to transfer the Priority Review Voucher to Buyer and confirming that Seller has authorized Buyer to submit a Pre-Closing PRV Notice.

(b)Buyer may submit a copy of the letter referred to in Section 4.1(a) to the FDA together with, or in support of, any Pre-Closing PRV Notice.

(c)Buyer shall notify Seller within three (3) Business Days of (i) any Pre-Closing PRV Notice given to the FDA and (ii) the date falling at least ninety (90) days after the date of such Pre-Closing PRV Notice that is specified by Buyer in a notice to the FDA as being the date on which Buyer intends to submit its new drug application to which that Pre-Closing PRV Notice relates (the “Target PRV Use Date”).  For the avoidance of doubt, subject to the requirements of the FDC Act and the Approval Letter, the Target PRV Use Date shall be determined by Buyer in Buyer’s sole discretion.

(d)The Parties shall, or shall cause their respective Affiliates to, keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the FDA in connection with any Pre-Closing PRV Notice. The Parties acknowledge and agree that (i) neither Party makes any representation or warranty that the FDA will accept the submission by Buyer prior to the Closing of such Pre-Closing PRV Notice or otherwise agree that such submission by Buyer prior to the Closing will allow the Buyer to submit a human drug application as defined in section 735(1) of the FDC Act (21 U.S.C. 379g(1)) for Priority Review within 90 days of submission by Buyer prior to the Closing of such Pre-Closing PRV Notice and (ii) it is not a condition to either Party’s obligation to consummate the Closing that the FDA has so accepted such submission by Buyer or otherwise so agreed that such submission by Buyer will so allow Buyer to so submit such human drug application.

4.2Withdrawal of Pre-Closing Notification.  Without prejudice to Buyer’s discretion to withdraw a Notice of Intent to Use the Priority Review Voucher at any time by notice to the FDA, the Parties acknowledge and agree that Buyer may withdraw any Pre-Closing PRV Notice if Closing has not occurred by the date that is forty-five (45) days from the Effective Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the Effective Date and as of the Closing Date (except, in each case, to the extent such representations and warranties speak expressly as of a different date, and then, as of such date), as follows:

5.1Organization, Standing and Power.  Seller is a limited company duly organized and validly existing under the laws of England and Wales.  Seller has the company power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect any of the Transferred Rights or Seller’s ability to consummate the transactions contemplated by this Agreement.  Seller is not in violation of its organizational or governing documents, in each case as amended to date.

5.2Due Authority.  Seller has the requisite company power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the PRV Transfer, have been duly and validly approved and authorized by all necessary company action on the part of Seller, and this Agreement has been duly executed and delivered by Seller.   This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3Noncontravention.  The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Transferred Rights, will not, (a) result in the creation of any Encumbrance on any of the Transferred Rights or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the organizational or governing documents of Seller, in each case as amended to date, (ii) any Contract to which Seller or any Affiliate of Seller is a party or by which it or its assets are bound which involves or affects in any way any of the Transferred Rights or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller or any Affiliate of Seller or any of the Transferred Rights (except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to consummate the sale of the Transferred Rights at Closing and perform its other obligations under this Agreement).

5.4No Consents. Except for the submission to the FDA of the FDA Notification Package referenced in Section 3.2(c) and the filing of a premerger notification and report form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Seller to enter into, and to perform its obligations under, this Agreement.

5.5Title to Transferred Rights.  Seller is the sole and exclusive owner of the Transferred Rights and owns and at the Closing will transfer to Buyer good and transferable title to the Transferred Rights free and clear of any Encumbrances. Seller has the full right to sell, transfer, convey, assign and deliver the Transferred Rights to Buyer at the Closing, free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Transferred Rights.

5.6Contracts.  Except for this Agreement, there is no Contract to which Seller or any Affiliate of Seller is a party that involves or affects the ownership of, licensing of, title to, or use of any of the Transferred Rights.

5.7Compliance With Legal Requirements.  Seller and its Affiliates are, and at all times have been, in compliance in all material respects with each Legal Requirement that is or was applicable to (a) Seller’s and its Affiliates’ conduct, acts, or omissions with respect to any of the Transferred Rights or (b) any of the Transferred Rights.  Seller and its Affiliates have not received any notice or other communication (whether oral or written) from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any such Legal Requirement.

5.8Legal Proceedings.  There is no pending, or to Seller’s Knowledge, threatened Proceeding that involves or affects (or may involve or affect) the ownership of, licensing of, title to, or use of any of the Transferred Rights.  None of the Transferred Rights are subject to any Order of any Governmental Entity or arbitrator.

5.9Governmental Authorizations. Seller is not required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Transferred Rights, other than such licenses, registrations or permits that have already been obtained.

5.10Solvency.  Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller.  The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing.  Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Purchase Price), Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.

5.11Revocation; Use of Transferred Rights.  The Priority Review Voucher has not been redeemed, transferred, terminated, cancelled or revoked, and neither Seller nor any of its Affiliates or any of their respective Representatives has taken or omitted to take any action, and to Seller’s Knowledge there are no facts or circumstances, that would reasonably be expected to (with or without notice or lapse of time or both) result in the termination, cancellation or revocation of the Priority Review Voucher. Seller is not aware or in the possession of any information that would preclude or interfere with Buyer’s ability to use the Transferred Rights to obtain Priority Review or any other benefit associated with the Transferred Rights following the Closing.  There is no term or condition imposed by the FDA on the Priority Review Voucher that is not set forth in the NDA Approval Letter or Section 529 of the FDC Act.  Seller has provided to Buyer true and complete copies of the NDA Approval Letter and all other communications between Seller or any of its Affiliates and the FDA regarding the Priority Review Voucher.

5.12Marketed Product. Seller has initiated marketing in the United States of the rare pediatric disease product for which the Priority Review Voucher was awarded within the 365-day period beginning on the date of the FDA approval of such rare pediatric disease product and has marketed such product in the United States since such initiation.

5.13Intent to Use.  Neither Seller nor any of its Affiliates has filed or submitted to the FDA a Notice of Intent to Use the Priority Review Voucher to obtain a Priority Review.

5.14No Broker.  Seller has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Seller who would be entitled to any fee or commission payable by Buyer in connection with the transactions contemplated by this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.1Organization, Standing and Power.  Buyer is a company duly organized and validly existing business company limited under the laws of the British Virgin Islands.  Buyer has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.  Buyer is not in violation of its memorandum and articles of association, in each case as amended to date.

6.2Authority.  Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement, and the consummation of the PRV Transfer, have been duly and validly approved and authorized by all necessary corporate action on the part of Buyer, and this Agreement has been duly executed and delivered by Buyer.   This Agreement, upon execution by the Parties, will constitute a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.3Noncontravention.  The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the memorandum and articles of association of Buyer, in each case as amended to date, (b) any Contract to which Buyer or any Affiliate of Buyer is a party or by which it or its assets are bound or under which Buyer or any Affiliate of Buyer has material rights or benefits or (c) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Buyer, except, in the case of clauses (b) and (c), as would not reasonably, individually or in the aggregate, be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

6.4No Consents.  Except for the submission to the FDA of the FDA Notification Package referenced in Section 3.2(c) and the filing of a premerger notification and report form under the HSR Act, no filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable or authorize Buyer to enter into, and to perform its obligations under, this Agreement.

6.5No Broker.  Buyer has not engaged, retained or entered into an agreement with any investment banker, broker, finder or other intermediary who has been authorized to act on behalf of Buyer who would be entitled to any fee or commission payable by Seller in connection with the transactions contemplated by this Agreement.

6.6Financing. Buyer has sufficient funds to consummate the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

7.1Conditions Precedent of Buyer and Seller. Each Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)HSR Act. The applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a Governmental Entity preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any applicable Legal Requirement that makes consummation of the transactions contemplated by this Agreement illegal.

(c)No Governmental Litigation. There shall not be any Proceeding commenced or pending by a Governmental Entity seeking to prohibit, limit, delay, or otherwise restrain the consummation of this Agreement and/or the transactions contemplated hereby.

7.2Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)Accuracy of Representations. Each of the representations and warranties made by Seller in ARTICLE V (other than the representations and warranties made by Seller in Sections 5.1, 5.2, 5.5, 5.8, 5.9, 5.11, 5.12 and 5.13) shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), provided that any such failure of such representations and warranties to be true and correct shall be disregarded if it would not, individually or in the aggregate, reasonably be expected to adversely impact the manner in which Buyer may use, receive, hold, transfer or otherwise exploit the Transferred Rights. Each of the representations and warranties made by Seller in Sections 5.1, 5.2, 5.5, 5.8, 5.9, 5.11, 5.12 and 5.13 shall be true and correct in all respects at and as of the Closing Date (or, in each case, if made as of a specified period or date, as of such period or date).

(b)Performance of Covenants. All of the covenants and obligations that Seller is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)Closing Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and duly executed by Seller, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d)No Regulatory Change.  There shall not have occurred and remain in effect any Regulatory Change.

7.3Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:

(a)Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date).

(b)Performance of Covenants. All of the covenants and obligations that Buyer is required to comply with or to perform hereunder at or prior to the Closing Date shall have been complied with and performed in all material respects.

(c)Closing Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and duly executed by Buyer, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII
PRE-CLOSING COVENANTS AND AGREEMENTS

8.1Antitrust Notification.

(a)Seller and Buyer shall file, or shall cause their ultimate parent entities as defined in the HSR Act and its implementing rules thereto to file, as soon as practicable (but not later than seven (7) Business Days) after the Effective Date, any notifications required under the HSR Act, and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity for additional information or documentation.  In connection therewith, the Parties shall, or shall cause their respective Affiliates to, (i) furnish to the other Party such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act, and (ii) keep the other Party reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from the applicable Governmental Entity.

(b)Subject to applicable confidentiality restrictions or restrictions required by applicable Legal Requirements, each Party will notify the other promptly upon the receipt of (i) any comments or questions from any Governmental Entity in connection with any filings made pursuant to Section 8.1 or the transactions contemplated by this Agreement and (ii) any request by any Governmental Entity for information or documents relating to an investigation of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of both Parties.  Subject to applicable Legal Requirements, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.

(c)Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, the Parties or any of their respective Affiliates to offer or agree to (A) (i) sell, hold, hold separate, divest, license, discontinue or limit, before or after the Closing Date, any assets, businesses, equity holdings, intellectual property, or other interests or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new contracts or modify or terminate existing contracts) or (B) any material modification or waiver of the terms and conditions of this Agreement.

8.2No Solicitation.  During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller shall not, nor shall it authorize, instruct, or permit any of its Affiliates or any of their respective Representatives to, (i) solicit, initiate, or encourage the submission of, any proposal or indication of interest relating to an Alternative Transaction or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquires or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, (iii) accept any proposal or offer from any Person in respect of an Alternative Transaction, or (iv) resolve to propose or agree to do any of the foregoing.  Upon the execution of this Agreement, Seller and its Affiliates shall immediately cease and cause to be terminated any existing discussions with any Person that are in respect of an Alternative Transaction.

ARTICLE IX
INDEMNIFICATION

9.1Indemnification.

(a)Indemnification by Seller.  From and after the Closing, Seller will indemnify, defend and hold Buyer and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages to the extent arising out of or resulting from (i) any breach of Seller’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Seller hereunder, (ii) Seller’s grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and/or (iii) any Excluded Liabilities.

(b)Indemnification by Buyer.  From and after the Closing, Buyer will indemnify, defend and hold Seller and its Affiliates, and their respective directors, officers, employees and agents harmless for, from and against any and all Damages to the extent arising out of or resulting from (i) any breach of Buyer’s representations, warranties, covenants or obligations under this Agreement or any certificate delivered by Buyer hereunder, (ii) Buyer’s grossly negligent and/or wrongful acts, omissions or misrepresentations, regardless of the form of action, in connection with this Agreement, and/or (iii) Buyer’s, its Affiliates’, or any subsequent transferee’s use of the Transferred Rights after Closing.

9.2Indemnification Procedures for Third Party Claims.

(a)A Person entitled to indemnification pursuant to Section 9.1 will hereinafter be referred to as an “Indemnitee.”  A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” Indemnitee shall inform Indemnitor of any indemnifiable Damages arising out of a claim by a Third Party in respect of which an Indemnitee may seek indemnification pursuant to Section 8.1 (a “Third Party Claim”) as soon as reasonably practicable after the Third Party Claim arises, it being understood and agreed that the failure to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice.

(b)If the Indemnitor has acknowledged in writing to the Indemnitee within thirty (30) days of receipt of the Third Party Claim the Indemnitor’s responsibility for defending such Third Party Claim, the Indemnitor shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnitor to a final conclusion or settled at the discretion of the Indemnitor; provided, however, that the Indemnitor may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Third Party Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee, (B) any payment by the Indemnitee that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnitee.  If the Indemnitor does not elect to assume control of the defense of a Third Party Claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, upon at least ten (10) Business Days’ prior written notice to the Indemnitor of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnitor (with counsel reasonably selected by the Indemnitee and approved by the Indemnitor, such approval not to be unreasonably withheld or delayed), provided, that the Indemnitee shall keep the Indemnitor apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnitor with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation.  The Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed.

(c)The Indemnitee may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnitor pursuant to this Section 9.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnitor shall bear such costs and expenses if counsel for the Indemnitor shall have reasonably determined that such counsel may not properly represent both the Indemnitor and the Indemnitee.

9.3Direct Claims.  A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought. Such notice shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based, and an estimate, if possible, of the amount of Damages suffered or reasonably expected to be suffered by the Indemnitee.

9.4Buyer Knowledge. The right to indemnification pursuant to this Article IX shall not be affected by any investigation conducted or any knowledge acquired by Buyer, its Affiliates or Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, or obligation.

ARTICLE X
TERMINATION

10.1Termination Prior to Closing. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties hereto to consummate the transactions contemplated by this Agreement may be terminated and abandoned at any time before the Closing only as follows:

(a)Upon the mutual written consent of Buyer and Seller; or

(b)By either Party, by written notice to the other Party if the Closing has not occurred on or before one hundred twenty (120) days from the Effective Date for any reason; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose material breach of any provision set forth in this Agreement has resulted in the failure of the Closing to occur on or before such date.

10.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other Party hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 10.2, Section 11.4, ARTICLE I and ARTICLE XII, which shall survive any such termination) and there shall be no liability on the part of Buyer or Seller except for Damages resulting from any breach prior to termination of this Agreement by Buyer or Seller. If this Agreement is terminated, Buyer will promptly withdraw any Pre-Closing PRV Notice submitted to the FDA prior to the Closing.

ARTICLE XI
ADDITIONAL COVENANTS

11.1Further Assurances.

(a)The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including any notifications or filings required to be made to the FDA in connection with the transfer of the Transferred Rights, and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use by Buyer, its Affiliates and/or their respective successors and assigns of the Priority Review Voucher in accordance with its terms and applicable Legal Requirements.

(b)Without limiting the foregoing, Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to any Governmental Entity related to the transfer and assignment of the Transferred Rights.

11.2Compliance with Legal Requirements. Seller shall, and shall cause its Affiliates and each of their respective successors in interest to the rare pediatric disease product for which the Priority Review Voucher was awarded to, at all times comply with all Legal Requirements applicable to the Transferred Rights, including any and all Legal Requirements applicable to the use or transfer of the Priority Review Voucher.  Seller shall promptly forward to Buyer any communications or notices it or its Affiliates receive from any Governmental Entity to the extent relating to the Transferred Rights (and not otherwise with respect to the product approved in the NDA Approval Letter). Without limiting the generality of the foregoing, to the extent required, now or in the future, under applicable Legal Requirements or otherwise by the FDA for the use or transfer of the Priority Review Voucher, or to avoid revocation of the Priority Review Voucher, Seller shall, and shall cause its Affiliates and each of their respective successors in interest to the rare pediatric disease product for which the Priority Review Voucher was awarded, to submit a post-approval production report to the United States Secretary of Health and Human Services not later than five (5) years after the approval of such rare pediatric disease product in accordance with section 529(e)(2) of the FDC Act.

11.3 Marketing.  Seller will market in the United States the rare pediatric disease product for which the Priority Review Voucher was awarded for the 365-day period beginning on the date of the FDA approval of such rare pediatric disease product to the extent required, now or in the future, under applicable Legal Requirements or otherwise by any applicable Governmental Entity for the use or transfer of the Priority Review Voucher.

11.4Nondisclosure.

(a)With respect to Confidential Information received from a Party, the other Party will (i) not use such Confidential Information for any reason other than to carry out the intent and purpose of this Agreement, and (ii) not disclose such Confidential Information to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of the disclosing Party.

(b)A Party may disclose Confidential Information to its Affiliates and their respective Representatives on a need-to-know basis.

(c)A Party will (i) enforce the terms of this Section 11.4 as to its Representatives, (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 11.4, and (iii) be responsible and liable for any breach of this Section 11.4 by it or its Representatives.

(d)If a Party becomes compelled by a court or is requested by a Governmental Entity to make any disclosure that is prohibited or otherwise constrained by this Section 11.4, such Party shall provide the disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 11.4. In the absence of a protective order or other remedy, the Party subject to the requirement to disclose may disclose that portion (and only that portion) of the Confidential Information that, based upon advice of its counsel, it is legally compelled to disclose or that has been requested by such Governmental Entity; provided, however, that such Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.

11.5Disclosures Concerning this Agreement.  Buyer and Seller agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except (i) the Buyer and Seller shall each be entitled to issue a press release with respect to the execution of this Agreement, in a form attached as Exhibit E-1 and Exhibit G hereto, respectively, and (iii) as required by a Governmental Entity or applicable Legal Requirement (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided that the Party intending to disclose such information shall provide the other Party with advance notice of such required disclosure, and provide the other Party a reasonable opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party).  Each Party acknowledges that the other Party, or the other Party’s parent entity, as a publicly traded company, is legally obligated to make timely disclosures of material events relating to its business.  The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission (the “SEC”). Without limiting the foregoing, any Party so obligated shall request confidential treatment of this Agreement pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, and the Freedom of Information Act and the rules promulgated thereunder to permit the filing of a redacted exhibit, provided that there is no assurance that such request will be granted by the SEC and the SEC may require filing of the Agreement in full.  Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements which incorporate information concerning this Agreement which information was included in a press release or public disclosure which was previously disclosed under the terms of this Agreement or which contains only non-material factual information regarding this Agreement.

ARTICLE XII
GENERAL PROVISIONS

12.1Survival.  Except as expressly set forth herein, the representations and warranties contained in this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect for a period of two (2) years following the Closing Date; provided, however, that the representations and warranties contained in Sections 5.1, 5.2, 5.5, 5.11, 5.12 and 5.13 hereof, shall, in each case, survive the Closing Date and remain in full force and effect until the expiration of the applicable statute of limitations.

12.2Transfer Taxes and Fees. Notwithstanding any other provision in this Agreement to the contrary, each respective Party shall bear and pay any and all sales taxes, value added taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, or fees (including any penalties, interest and additions thereto) that may become payable by it or its Affiliates in connection with the PRV Transfer.

12.3Priority Review Fee. The priority review user fee described in section 529(c) of the FDC Act (21 U.S.C. § 360ff(c)) (the “Priority Review Fee”) and all other user fees under the FDC Act applicable to the human drug application for which the Priority Review Voucher is redeemed, following the Closing shall be borne exclusively by the Buyer, its Affiliates or any transferee of the Priority Review Voucher. In any event, Seller shall have no liability or obligation for any such fees. In furtherance and not in limitation of the foregoing, Buyer shall timely pay all amounts due with respect to the Priority Review Fee in connection any submission of a Pre-Closing PRV Notice as contemplated by Section 4.1 or other Notice of Intent to Use the Priority Review Voucher by Buyer.

12.4Notices.  Any notice or other communication required or permitted to be delivered to any Party shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; or (b) upon such Party’s receipt after being sent by registered mail, by courier or express delivery service, in any case to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party in accordance with this Section 12.3):

(i) if to Buyer, to: Biohaven Pharmaceutical Holding Ltd 215 Church Street New Haven, CT 06510 Attn: Chief Executive Officer Email:
with a copy (which shall not constitute notice) to: Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Attn: Darren DeStefano Email: Fax:
(ii) if to Seller, to: GW Pharmaceuticals, plc Sovereign House Vision Park Histon Cambridge CB24 9BZ United Kingdom Attn Adam George, Managing Director UK Email:
and to: Greenwich Biosciences, Inc. 5750 Fleet Street, Suite 200 Carlsbad, CA 92008 Attn Douglas Snyder, Chief Legal Officer Email:
with a copy (which shall not constitute notice) to: Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 Attn: Stephen A. Infante Email:

12.5Construction.

(a)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(b)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)Except as otherwise indicated, all references in this Agreement to “Articles” and “Sections” are intended to refer to Articles and Sections of this Agreement.

12.6Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart.  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Agreement.

12.7Entire Agreement.  This Agreement, including all exhibits and schedules attached hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Parties relating to the subject matter hereof.

12.8Assignment.  No Party will have the right to assign this Agreement, in whole or in part, by operation of law or otherwise, without the other Party’s express prior written consent.  Any attempt to assign this Agreement without such consent, will be null and void.  Notwithstanding the foregoing, any Party may assign this Agreement, in whole or in part, without the consent of the other Party: (a) to a Third Party that succeeds to all or substantially all of its assets or business related to this Agreement (whether by sale, merger, operation of law or otherwise); or (b) to an Affiliate of such Party.  Notwithstanding the foregoing, Buyer may assign this Agreement, in whole or in part, without Seller’s consent, to any purchaser, transferee, or assignee of any of the Transferred Rights.  For the avoidance of doubt, no assignment made pursuant to this Section 12.7 shall relieve the assigning Party of any of its obligations under this Agreement.  Subject to the foregoing, this Agreement will bind and inure to the benefit of each Party’s successors and permitted assigns.

12.9Severability.  If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties hereto.  The Parties hereto shall use commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.10Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.

12.11Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if such court does not have subject matter jurisdiction, State Court of the State of New York located in New York County) solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement.

12.12Amendment; Extension; Waiver.  Subject to the provisions of applicable law, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto.  At any time, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

12.13Representation By Counsel; Interpretation.  Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived.

12.14Expenses.  Whether or not the purchase and sale of the Transferred Rights and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this PRV Transfer Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BIOHAVEN PHARMACEUTICAL HOLDING LTD

By:	/s/ Vlad Coric
Name:	Vlad Coric
Title:	Chief Executive Officer

GW RESEARCH, LTD.

By:	/s/ Adam George
Name:	Adam George
Title:	Director

[Signature Page to PRV Transfer Agreement]

Exhibit A

Priority Review Voucher Letter

See attached.

A-1

Exhibit B

Form of Bill of Sale

This Bill of Sale (this “Bill of Sale”) is entered into as of [DATE], 2019, by and between Biohaven Pharmaceutical Holding Ltd (“Buyer”) and [GW Research, Ltd.] (“Seller”).

Upon the terms and subject to the conditions of the PRV Transfer Agreement, dated as of March 15, 2019 (the “PRV Transfer Agreement”), by and between Buyer and Seller, Seller has agreed to sell, and Buyer has agreed to purchase, all right, title and interest in, to and under the Transferred Rights, including the Priority Review Voucher, in each case free and clear of all Encumbrances.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as follows:

1.Defined Terms; Interpretation. Except as otherwise set forth herein, capitalized terms used in this Bill of Sale shall have the meanings assigned to them in the PRV Transfer Agreement. This Bill of Sale shall be interpreted in accordance with the rules of construction set forth in Section 12.4 of the PRV Transfer Agreement.

2.Transfer of Transferred Rights. Pursuant to the terms and subject to the conditions of the PRV Transfer Agreement, Seller hereby sells, assigns, transfers, and conveys to Buyer and its successors and its assigns, and Buyer hereby does purchase from Seller, all of Seller’s right, title and interest in, to and under the Transferred Rights (including the Priority Review Voucher), in each case free and clear of all Encumbrances. The right, title and interest in and to the Transferred Rights that are sold, transferred, conveyed, assigned and delivered by Seller to Buyer hereunder collectively constitute the entire right, title and interest in and to the Transferred Rights and upon the Closing, Buyer shall have all right, title and interest in and to the Transferred Rights, free and clear of all Encumbrances.

3.Effective Time. This Bill of Sale shall be effective as of the Closing.

4.Conflicts. In the event of any conflict between the terms of the Bill of Sale and the PRV Transfer Agreement, the PRV Transfer Agreement shall control.

5.Binding Effect. This Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective legal representatives, successors and permitted assigns.

6.Amendment. Subject to the provisions of applicable law, the Parties hereto may amend this Agreement at any time pursuant to an instrument in writing signed on behalf of each of the Parties hereto.

7.Governing Law. This Bill of Sale and any disputes arising under or related hereto shall be governed by the rules set forth in Section 12.10 of the PRV Transfer Agreement.

8.Counterparts. This Bill of Sale may be executed in two or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto, it being understood that all Parties hereto need not sign the same counterpart.  The exchange of a fully executed Bill of Sale (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties hereto to the terms and conditions of this Bill of Sale.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Bill of Sale to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

BIOHAVEN PHARMACEUTICAL HOLDING LTD

By:
Name:
Title:

GW RESEARCH, LTD.

By:
Name:
Title:

[Signature Page to Bill of Sale]

Exhibit C-1

Form of Joint FDA Notification Cover Letter

[Date]

[FDA Contact]

[FDA Address]

Re:NDA 210365

Epidiolex® (cannabidiol) 100 mg/mL oral solution

Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 210365

Dear [FDA Contact]:

Reference is made to the above-referenced NDA and the June 25, 2018 letter approving the NDA issued by the Department of Health and Human Services to GW Research, Ltd., (“GW”) (the “Approval Letter”).  The Approval Letter also grants GW the above-referenced rare pediatric disease priority review voucher (the “Voucher”).  A copy of the Approval Letter is enclosed as Exhibit A for your convenience.  GW is the original recipient of the Voucher and has not transferred the Voucher to any other person.

In accordance with section 529(b)(2)(B) of the Federal Food, Drug, and Cosmetic Act, 21 USC 360ff(b)(2)(B), please be advised that as of [Date], GW has transferred the Voucher to Biohaven Pharmaceutical Holding Ltd (“Biohaven”).  Specifically, GW has sold, transferred, assigned, conveyed, and delivered the Voucher to Biohaven, and Biohaven has legally accepted complete ownership of the Voucher from GW.  This transfer is free and clear of all liens and provides Biohaven with all of GW’s right, title, and interest in, to, and under the Voucher. GW and Biohaven have exchanged letters acknowledging the transfer, copies of which are enclosed as Exhibits B and C.

[Signature Page Follows]

C1-1

Sincerely,

GW RESEARCH, LTD.

By:
Name:
Title:

BIOHAVEN PHARMACEUTICAL HOLDING LTD

By:
Name:
Title:

[Signature Page to Joint FDA Notification Cover Letter]

Exhibit C-2

Form of Seller Transfer Acknowledgement Letter

[Seller Letterhead]

[Date]

[Buyer]
[Buyer Notices Address]

Re:NDA 210365

Epidiolex® (cannabidiol) 100 mg/mL oral solution

Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 210365

Dear [  ]:

Reference is made to the above-referenced NDA and the June 25, 2018 letter approving the NDA issued by the Department of Health and Human Services to GW Research, Ltd., (“GW”) (the “Approval Letter”).  The Approval Letter also grants GW the above-referenced rare pediatric disease priority review voucher (the “Voucher”).  A copy of the Approval Letter is enclosed as Exhibit A for your convenience.  GW is the original recipient of the Voucher and has not transferred the Voucher to any other person.

Further reference is made to that certain PRV Transfer Agreement, dated March 15, 2019, (the “Agreement”), by and between GW and Biohaven Pharmaceutical Holding Ltd (“Biohaven”).  Pursuant to the Agreement, GW has sold, transferred, assigned, conveyed and delivered the Voucher to Biohaven, and Biohaven has legally accepted, complete ownership of the Voucher from GW, effective as of [  ], 2019. This transfer is free and clear of all liens and provides Biohaven with all of GW’s right, title, and interest in, to, and under the Voucher.

This letter acknowledges that GW has transferred, assigned, conveyed, and delivered the Voucher to Biohaven.

This letter will be presented to FDA as evidence that GW acknowledges the sale and transfer of the Voucher from GW to Biohaven.

Sincerely,

[GW Contact]

C2-1

Exhibit C-3

Form of Buyer Transfer Acknowledgement Letter

[Buyer Letterhead]

[Date]

[GW Research, Ltd.

Sovereign House

Vision Park

Histon

Cambridge CB24 9BZ

United Kingdom

Attn: [●]

Re:NDA 210365

Epidiolex® (cannabidiol) 100 mg/mL oral solution

Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 210365

Dear [   ]:

Reference is made to the above-referenced NDA and the June 25, 2018 letter approving the NDA issued by the Department of Health and Human Services to GW Research, Ltd., (“GW”) (the “Approval Letter”).  The Approval Letter also grants GW the above-referenced rare pediatric disease priority review voucher (the “Voucher”).  A copy of the Approval Letter is enclosed as Exhibit A for your convenience.  GW is the original recipient of the Voucher and has not transferred the Voucher to any other person.

Further reference is made to that certain PRV Transfer Agreement, dated March 15, 2019, (the “Agreement”), by and between GW and Biohaven Pharmaceutical Holding Ltd (“Biohaven”).  Pursuant to the Agreement, GW has sold, transferred, assigned, conveyed and delivered the Voucher to Biohaven, and Biohaven has legally accepted, complete ownership of the Voucher from GW, effective as of [  ], 2019. This transfer is free and clear of all liens and provides Biohaven with all of GW’s right, title, and interest in, to, and under the Voucher.

This letter acknowledges Biohaven’s acquisition and acceptance of the Voucher from GW.

This letter will be presented to FDA as evidence that Biohaven acknowledges the sale and transfer of the Voucher from GW to Biohaven.

Sincerely,

[Biohaven Contact]

C3-1

200317725 v5

Exhibit D

Seller’s Pre-Closing FDA Letter

[Seller’s Letterhead]

[Date]

William Dunn, M.D.

Director

Division of Neurology Products

Office of Drug Evaluation I

Center for Drug Evaluation and Research

Food and Drug Administration

Central Document Room (CDR)

5901-B Ammendale Road

Beltsville, MD 20705-126

Re:Reference ID : 4282447 for NDA 210365

Epidiolex® (cannabidiol) 100 mg/mL oral solution

Contemplated Transfer of Rare Pediatric Disease Priority Review Voucher PRV NDA 210365

Dear Dr. Dunn:

Reference is made to the above-referenced NDA and the June 25, 2018 letter approving the NDA issued by the Department of Health and Human Services to GW Research, Ltd., (“GW”) (the “Approval Letter”).  The Approval Letter also grants GW the above-referenced rare pediatric disease priority review voucher (the “Voucher”).  A copy of the Approval Letter is enclosed as Exhibit A for your convenience.  GW is the original recipient of the Voucher and has not transferred the Voucher to any other person.

Please be advised that as of March 15, 2019, GW and Biohaven Pharmaceutical Holding Company Ltd (“Biohaven”) have entered into an agreement pursuant to which Biohaven will, subject to the expiration or termination of any applicable waiting periods under the HSR Act, acquire complete ownership of the Voucher from GW.

Pending transfer of the Voucher, GW has agreed that Biohaven may, in accordance with Section 529(b)(4)(B) of the Food, Drug and Cosmetic Act and the applicable terms of the Approval Letter, notify the Food and Drug Administration (“FDA”) of Biohaven’s intent to use the Voucher in connection with the submission of a new drug application (the “Biohaven NDA”).

Please do not hesitate to contact me should you have any questions or comments.

Sincerely,

[GW Contact]

D-1

Exhibit E

Buyer’s Press Release

See attached.

E-1

Exhibit F

Pre-Closing PRV Notice

[Buyer’s Letterhead]

[Date], 2019

[FDA Contact]

[FDA Address]

Re:Reference ID : 4282447 for NDA 210365

Epidiolex® (cannabidiol) 100 mg/mL oral solution

Notification of Intent to Submit an Application with a Rare Pediatric Disease Priority Review Voucher (PRV NDA 210365)

Dear [FDA Contact]:

Reference is made to the above-referenced NDA and the June 25, 2018 letter approving the NDA issued by the Department of Health and Human Services to GW Research, Ltd., (“GW”) (the “Approval Letter”).  As of March 15, 2019, GW and Biohaven Pharmaceutical Holding Company Ltd (“Biohaven”) have entered into an agreement pursuant to which Biohaven will, subject to the expiration or termination of any applicable waiting periods under the HSR Act, acquire complete ownership of the Voucher from GW, and a copy of the confirmation from GW to the FDA is attached as Exhibit A hereto.

Pending transfer of the Voucher, GW has agreed that Biohaven may, in accordance with Section 529(b)(4)(B) of the Food, Drug and Cosmetic Act and the applicable terms of the Approval Letter, notify the Food and Drug Administration (“FDA”) of Biohaven’s intent to use the Voucher in connection with the submission of a new drug application (the “Biohaven NDA”).

This letter serves as notice of intent to use the priority review voucher (as described in section 529(b)(4) of the FDC Act (21 U.S.C. § 360ff(b)(4))) granted in the Approval Letter for the submission of a human drug application (as defined in section 735(1) of the FDC Act (21 U.S.C. 379g(1))) with respect to [NDA].

Please do not hesitate to contact me should you have any questions or comments.

Sincerely,

[Biohaven Contact]

F-1

Exhibit G

Seller’s Press Release

See attached.

G-1